Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2020, relating to the financial statements of Gadsden Dynamic Multi-Asset ETF, a series of ETF Series Solutions, for the year ended October 31, 2020, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

January 27, 2021